News Release

Contact:	Mike McCoy (404) 588-7230

For Immediate Release

November 9, 2010

SunTrust Names President William H. Rogers, Jr., to Additional Role of
Chief Operating Officer

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) announced today that William H. Rogers, Jr. — who has served as President since 2008 — was elected to the additional role of Chief Operating Officer during a regular meeting of the Company’s Board of Directors.

Mr. Rogers, 52, will continue to report to SunTrust Chairman and CEO James M. Wells III, and assumes responsibility for Enterprise Information Services, the technology arm of the company led by Chief Information Officer Tim Sullivan. Mr. Sullivan, who previously reported to Mr. Wells, will report to Mr. Rogers, effective immediately.

“This action by the Board of Directors is consistent with our ongoing management planning and development process at SunTrust,” said Mr. Wells. “Bill Rogers is a highly effective leader for our company. This expansion of his responsibilities underscores the important roles that technology and innovation play in banking operations today and in the future.”

Mr. Rogers also is responsible for SunTrust’s Geographic Banking organization; Consumer Banking, including Mortgage; Diversified Commercial Banking; Commercial Real Estate Banking; Corporate & Investment Banking; Wealth & Investment Management; Corporate Marketing; and Corporate Communications.

Prior to being named President in December 2008, he served as Corporate Executive Vice President with executive oversight responsibilities for Commercial Real Estate Banking, Corporate & Investment Banking, Mortgage, Treasury & Payments Solutions and Wealth & Investment Management.

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Mr. Rogers began his career in 1980 in the commercial bank training program of Trust Company of Georgia, a SunTrust predecessor. Throughout his career with SunTrust, he has held increasingly senior positions in corporate and commercial banking, corporate finance, retail banking and mortgage.

Mr. Rogers earned an MBA from Georgia State University and a bachelor of science in business administration from the University of North Carolina. He is on the board of directors and executive committee of the Boys & Girls Clubs of Metro Atlanta, and serves as a trustee emeritus of The Lovett School and on the board, audit committee and compensation committee of Books-a-Million, Inc. (NASDAQ: BAMM).

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of September 30, 2010, SunTrust had total assets of $174.7 billion and total deposits of $120.3 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com

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